Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2004 relating to the financial statements of Ethyl Corporation, which appears in Ethyl Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

September 27, 2004